Exhibit 99.1

RailAmerica Provides Revised Third Quarter 2005 Guidance

Announces Impact of Styrene Tank Car Incident

BOCA RATON, Fla. – October 5 – RailAmerica, Inc. (NYSE:RRA) provided revised third quarter 2005 guidance today.

The Company now anticipates third quarter earnings of $0.19 per share, plus or minus $0.01. Previously, the Company provided guidance of $0.25 per share, plus or minus $0.02. As the Company announced on August 31, 2005, a rail car containing styrene located on RailAmerica’s Indiana & Ohio Railway property in Cincinnati, Ohio began venting on Sunday evening, August 28, 2005 due to a chemical reaction. Styrene is a chemical used to make plastics, rubber and resin. In response to the incident, local public officials temporarily evacuated residents and businesses from the immediate area until public authorities confirmed that the tank car no longer posed a threat. The Company now estimates that the cost of this incident will be $2.3 million, or $0.04 per share.

Excluding the tank car charge, earnings per share for the third quarter are expected to be in the range of $0.23 plus or minus $0.01. This is at the low end of the range the Company previously provided due to higher than forecasted fuel prices, the impact of Hurricane Katrina on the Company’s Alabama property, and Class I congestion issues; partially offset by a lower effective tax rate.

RailAmerica, Inc. (NYSE: RRA) is a leading short line and regional rail service provider with 47 railroads operating approximately 8,875 miles in the United States and Canada. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.